Exhibit 10.18

NINTH AMENDMENT TO LEASE

THIS NINTH AMENDMENT TO LEASE (the “Amendment”), effective as of November 12, 2020, is entered into by and between Monte Villa Farms LLC (“Landlord”) and BioLife Solutions, Inc. (“Tenant”).

RECITALS

A.      Landlord and Tenant are parties to that certain Lease dated July 24, 2007, as the same has been amended by that certain First Amendment to Lease dated November 4, 2008, Second Amendment to Lease dated March 2, 2012 (the “Second Amendment to Lease”), Third Amendment to Lease dated June 15, 2012, Fourth Amendment to Lease dated November 26, 2012 (the “Fourth Amendment to Lease”), Fifth Amendment to Lease dated August 19, 2014, Sixth Amendment to Lease dated March 3, 2017, Seventh Amendment to Lease dated December 4, 2018, and Eighth Amendment to Lease dated November 1, 2019 (collectively, the “Lease”). Pursuant to the Lease, Tenant leases certain “Demised Premises containing approximately 32,106 rentable square feet of space in Buildings 3301 and 3303 Monte Villa Parkway, Bothell, Washington (the “Project”).

B.      Landlord and Tenant desire to amend the Lease as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Extension of Lease Term; Basic Annual Rent. The Term of the Lease is hereby extended until July 31, 2031 (such extension period being the “Ninth Amendment Renewal Term”). Tenant shall continue paying Basic Annual Rent in accordance with the terms of the Lease through July 31, 2021. Commencing on August 1, 2021, Tenant shall pay Basic Annual Rent in the amount of $26.00 per rentable square foot of the Premises per year, payable in equal monthly installments, increasing by 3% on August 1, 2022 and each anniversary of such date thereafter.

2.	Extension Option. Section 35 of the Lease is hereby amended and restated in its entirety as follows:

“(a) Extension Option. Tenant shall have two (2) renewal options for the Demised Premises for a period equal to five (5) years per option period, and otherwise on the terms specified in Section 35 of the Lease. A Renewal Term shall commence only if (i) Tenant shall have notified Landlord in writing at least nine (9) months prior to the expiration of the then existing Term, and (ii) immediately prior to the expiration of the Term, this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing. Time is of the essence with respect to the giving of the notice of Tenant's exercise of the renewal option. The Renewal Term shall be subject to all of the agreements, terms, covenants and conditions hereof binding upon Tenant and Landlord, except that the Basic Annual Rent shall be at the then fair market rent, escalating annually at the then market escalation rate, and the other economic terms of the Lease, including with respect operating expense reimbursements for repairs, replacements and related expenditures, shall be updated to market terms (collectively, “Market Economic Terms”). Without limitation, Market Economic Terms shall include any then current market concessions being granted in similar transaction, including without limitation abated rent, leasing commissions and tenant improvement allowances. Upon the commencement of the Renewal Term, (x) the Renewal Term shall be added to and become part of the Term (but shall not be considered part of the initial Term), (y) any reference to "this Lease", to the "Term", the "term of this Lease" or any similar expression shall be deemed to include the Renewal Term, and (z) the Expiration Date shall become the expiration of the Renewal Term.

(b) Arbitration Procedures.

(i) If Landlord and Tenant have not agreed upon the Market Economic Terms described in Section 35(a) above by the date that is 180 days prior to the expiration of the then Term, each party shall deliver to the other a proposal containing the Market Economic Terms that the submitting party believes to be correct (“Renewal Proposal”). If either party fails to timely submit a Renewal Proposal, the other party’s submitted proposal shall determine the Market Economic Terms for the Renewal Term. If both parties submit Renewal Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Renewal Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Economic Terms. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Market Economic Terms for the Renewal Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Economic Terms are not determined by the first day of the Renewal Term, then Tenant shall pay Landlord Basic Annual Rent in an amount equal to the Basic Annual Rent in effect immediately prior to the Renewal Term and increased by 3% until such determination is made. After the determination of the Market Economic Terms, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Economic Terms for the Renewal Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in Bothell, Washington, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in Bothell, Washington, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.”

The foregoing shall supersede all prior revisions to Section 35 of the Lease, or to the number and duration of Lease renewal options, including without limitation, Section 14 of the First Amendment to Lease, Section 12 of the Second Amendment to Lease, and Section 4 of the Fourth Amendment to Lease.

3.

Tenant Improvement Allowance. Tenant shall have the right to construct fixed and permanent improvements in the Premises pursuant to plans approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (the “Tenant Improvements”), including, without limitation, with respect to HVAC components connecting to the cleanroom in the Premises, in accordance with the terms of the Lease including, without limitation, Section 9 thereof. So long as no Event of Default has occurred and remains uncured, Landlord will pay Tenant for Tenant’s documented costs and expenses incurred in connection with Tenant’s design, permitting and construction of the Tenant Improvements, not to exceed in the aggregate $2,568,480.00 (the “TI Allowance”). Tenant may apply for payments of the TI Allowance on a monthly draw basis. Each application for a payment out of the TI Allowance shall be accompanied by reasonable documentation that the application portion of the Tenant Improvements has been completed and shall include commercially reasonable, conditional lien releases. Landlord will pay the requested portion of the TI Allowance to Tenant (not to exceed $2,568,480.00) within thirty (30) days of receipt of invoice from Tenant. If Landlord both fails to timely pay any properly requested portion of the TI Allowance and fails to dispute all or any portion of the applicable disbursement request from Tenant, then Tenant may offset any undisputed portion of such amount against next owing installments of Rent. Tenant shall be responsible for any cost of the Tenant Improvements that exceeds the TI Allowance. Upon completion of the Tenant Improvements, Tenant shall provide Landlord as applicable with “as built” plans for the same. Upon the expiration of the Term or earlier termination of the Lease, the Tenant Improvements shall be and remain the property of Landlord and Tenant shall not remove same. Any portion of the TI Allowance which has not been properly requested by Tenant from Landlord on or before the date which is 36 months after the date on which this Amendment has been executed by Tenant shall be forfeited and shall not be available for use by Tenant.

The Tenant Improvements shall be competitively bid by Tenant and Landlord shall have the right to approve the general contractor engaged by Tenant to construct the Tenant Improvements, which approval shall not be unreasonably withheld, conditioned or delayed.

Prior to the commencement of construction of any Tenant Improvements, Tenant shall deliver a certificate of insurance naming Landlord, its officers, directors, employees, managers, agents, sub- agents, constituent entities and lease signators as an additional insured with respect to the insurance required to be carried by Tenant pursuant to Section 9 of the Lease.

4.

Signage. Tenant shall have the non-exclusive right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo on the exterior of the building located at 3301 Monte Villa Parkway in a prominent location reasonably designated by Landlord (“Tenant’s Building Sign”). Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed and which shall be consistent with Landlord’s signage program at the Property and applicable law, regulations, orders and covenants and restrictions affecting the Property. Subject to Landlord not being required to make any changes with respect to any existing signage on 3301 Monte Villa Parkway, the relative size of Tenant’s Building Sign shall be proportionate to the amount of space leased by Tenant within 3301 Monte Villa Parkway (for example, if Tenant leased ½ of 3301 Monte Villa Parkway, Tenant would be entitled to at least ½ of the available exterior signage). Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s Building Sign, for the removal of Tenant’s Building Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal. Landlord shall have the right to determine whether Landlord or Tenant shall install Tenant’s Building Sign.

5.

Right of First Offer. Landlord and Tenant hereby reaffirm Tenant’s right of first offer set forth in Section 14 of the Second Amendment to Lease, provided that such right of first offer hereby is amended such that the right of first offer shall also apply (in addition to the areas referenced in Section 14 of the Second Amendment) to, subject to any existing rights granted to any other tenants, any space on the second (top) floor of the 3301 Building the first time that such space will become available for lease to a third party (i.e. a party other than the then current tenant).

6.

Amendment Execution as an Offer only open and valid until 5 pm PST on November 13, 2020. If Tenant delivers an executed copy of this Amendment to Landlord and Landlord fails to return to Tenant a copy of this Amendment executed by Landlord (and properly notarized) by 5:00 p.m. pacific time on November 13, 2020 (time being of the essence), then notwithstanding anything to the contrary, this Amendment shall immediately and without any further action by Tenant become null and void and Tenant shall automatically be deemed to have retracted its offer to enter into this Amendment.

7.

OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

8.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Amendment and that no Broker brought about this transaction, other than Flinn Ferguson Cresa. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than other than Flinn Ferguson Cresa, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Amendment. Landlord shall be responsible for all commissions due to Flinn Ferguson Cresa arising out of the execution of this Amendment in accordance with the terms of a separate written agreement between Landlord, on the one hand, and Flinn Ferguson Cresa, on the other hand.

9.	Miscellaneous.

a. This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective agents, successors and assigns.

c. This Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.          Except as amended and/or modified by this Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Amendment. In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall prevail. Whether or not specifically amended by this Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.

[Signatures on following page]

In witness whereof, Landlord and Tenant have entered into this Amendment as of the date first written above.

BIOLIFE SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Michael Rice
Name:	Michael Rice
Title	Chief Executive Officer

MONTE VILLA FARMS LLC,
a Washington limited liability company

By: Bothell Land Co,
a Washington corporation

By: /s/ Robert E Hibbs
Its: President